Exhibit 99.1

Designated Filer: Warburg, Pincus Equity Partners, L.P.

Issuer & Ticker Symbol: ZymoGenetics, Inc. (ZGEN)

Date of Event Requiring Statement: October 7, 2010

Explanation of Responses

The shares of the common stock, no par value per share (the “Common Stock”), of ZymoGenetics, Inc. to which this Form 4 relates are held by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, and two affiliated partnerships organized under Netherlands law, Warburg, Pincus Netherlands Equity Partners I, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (together, “WPEP”).  Warburg Pincus & Co., a New York general partnership (“WP”), is the Managing Member of Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”).  WP Partners is the General Partner of WPEP.  WPEP is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with WPEP, WP and WP Partners, the “Warburg Pincus Entities”). WP, WP Partners and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the Common Stock held by WPEP.  WP, WP Partners and WP LLC disclaim beneficial ownership of the Common Stock held by WPEP.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities.  Messrs. Kaye and Landy disclaim beneficial ownership of the Common Stock held by the Warburg Pincus Entities, except to the extent of any indirect pecuniary interest therein.  The address of the Warburg Pincus Entities is 450 Lexington Avenue, New York, New York 10017.